Man-AHL 130, LLC
Registration No. 333-126172
Filed Pursuant to Rule 424(b)(3)

	as of 12/31/2006	as of 3/31/2007
AHL Diversified Program
Sector allocations	Currencies: 25.1%	Currencies: 24.7%
	Bonds: 20.4%	Bonds: 20.7%
	Energies: 18.2%	Energies: 18.3%
	Stocks: 14.6%	Stocks: 14.6%
	Interest rates: 8.9%	Interest rates: 8.9%
	Metals: 7.7%	Metals: 7.5%
	Agriculturals: 5.1%	Agriculturals: 5.3%

Total return	186.2%	169.9%
Annualized return	12.8%	11.7%
Annualized volatility	16.8%	16.7%
Largest peak-to-valley loss (worst drawdown)	-18.0%	-18.0%
Sharpe ratio	0.58	0.52
1 year performance	4.7%	-5.4%
5 year performance	10.7%	11.4%
Since inception	12.8%	11.7%

S&P 500 Total Return Index (US stocks)
Total return	47.7%	48.7%
Annualized return	4.6%	4.5%
Annualized volatility	15.2%	15.0%
Largest peak-to-valley loss (worst drawdown)	-44.7%	-44.7%
Sharpe ratio	0.12	0.11
1 year performance	15.8%	11.8%
5 year performance	6.2%	6.3%
Since inception	4.6%	4.5%

Citigroup High Grade Corporate Bond Index (US bonds)
Total return	83.2%	83.2%
Annualized return	7.2%	7.0%
Annualized volatility	7.9%	7.9%
Largest peak-to-valley loss (worst drawdown)	-10.1%	-10.1%
Sharpe ratio	0.44	0.41
1 year performance	3.2%	7.2%
5 year performance	7.8%	7.8%
Since inception	7.2%	7.0%

Man-Glenwood Lexington, LLC (Man-Glenwood)
Portfolio allocations	Event driven: 31.0%	Event driven: 30.9%
	Commodity and trading: 22.2%	Commodity and trading: 22.7%
	Variable equity: 21.8%	Variable equity: 22.6%
	Equity hedge: 12.3%	Equity hedge: 12.3%
	Cash and equivalents: 10.1%	Cash and equivalents: 8.6%
	Relative value: 1.6%	Relative value: 2.6%
	Multi-Strategy: 1.1%	Multi-Strategy: 0.3%

Total return	261.4%	271.8%
Annualized return	9.6%	9.7%
Largest peak-to-valley loss (worst drawdown)	-8.9%	-8.9%
Annualized volatility	4.8%	4.7%
Sharpe ratio	1.07	1.08

Correlation
AHL Diversified Program/US bonds	0.19	0.18
AHL Diversified Program/US stocks	-0.35	-0.34
AHL Diversifed Program/Man-Glenwood	0.22	0.22
Man-Glenwood/US bonds	-0.12	-0.14
Man-Glenwood/US stocks	0.21	0.22
US stocks/US bonds	-0.08	-0.09

Traditional Portfolio
Annualized return	5.6%	5.6%
Largest peak-to-valley loss (worst drawdown)	-21.9%	-21.9%
Annualized volatility	9.2%	9.1%
Sharpe ratio	0.23	0.22
$100,000 would have grown to	$161,709	$162,604

Enhanced Portfolio
Annualized return	6.6%	6.4%
Largest peak-to-valley loss (worst drawdown)	-15.3%	-15.3%
Annualized volatility	8.0%	7.9%
Sharpe ratio	0.36	0.34
$100,000 would have grown to	$174,294	$174,169

Man Investments
Assets under management	over $60 billion globally	over $61.2 billion globally

Man Group
Number of employees	4,000	4,000
Number of countries in operation	16	16
Market capitalization	$19.2 billion	$19.4 billion

AHL Diversified Program
Assets under management	$17.0 billion (as of September 30, 2006)	$18.0 billion
1 year cumulative rolling returns analysis	4.7%	-5.4%
3 year cumulative rolling returns analysis	21.4%	10.9%

Glenwood Capital Investments
Assets under management	$6.2 billion	$6.3 billion

Average quarterly returns during US stocks up quarters
AHL Diversified Program	0.6%	0.3%
US stocks	6.6%	6.4%
US bonds	0.9%	0.9%

Average quarterly returns during US stocks down quarters
AHL Diversified Program	8.2%	8.2%
US stocks	-7.2%	-7.2%
US bonds	3.3%	3.3%

Average return during all quarters
AHL Diversified Program	3.4%	3.1%
US stocks	1.5%	1.5%
US bonds	1.8%	1.8%

Average quarterly returns during US bonds up quarters
AHL Diversified Program	4.6%	4.6%
US stocks	0.3%	0.3%
US bonds	3.5%	3.5%

Average quarterly returns during US bonds down quarters
AHL Diversified Program	0.4%	-0.1%
US stocks	4.4%	4.0%
US bonds	-2.4%	-2.2%

Average return during all quarters
AHL Diversified Program	3.4%	3.1%
US stocks	1.5%	1.5%
US bonds	1.8%	1.8%

Please see the Prospectus for important information regarding the foregoing.